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                                   EXHIBIT 5

              Letterhead of Mayor, Day, Caldwell & Keeton, L.L.P.


                                 April 28, 2000


Cheniere Energy, Inc.
Two Allen Center
1200 Smith Street, Suite 1740
Houston, Texas  77002-4312

          Re: Cheniere Energy, Inc. Nonqualified Stock Option Agreement with Ron A. Krenzke

Dear Sirs:

         We have acted as counsel for Cheniere Energy, Inc., a Delaware corporation (the "Company") in connection with the registration and proposed sale of up to 600,000 shares (the "Shares") of the common stock, par value $.003 per share, of the Company ("Common Stock") that may be sold pursuant to the Cheniere Energy Inc. Nonqualified Stock Option Agreement with Ron A. Krenzke (the "Agreement"), which sale will be registered by the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement").

         In our capacity as special counsel to the Company, we have examined, among other things, the Amended and Restated Certificate of Incorporation and the By-laws of the Company, each as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed.

         Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the shares of Common Stock to be issued by the Company, when issued in accordance with the Agreement and the terms of any agreements governing the grants of Common Stock thereunder, and subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended, and compliance with applicable state securities laws, will be validly issued, fully paid and nonassessable.

         The opinion set forth above is limited to the laws of the State of Texas and to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws and the applicable federal laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              MAYOR, DAY, CALDWELL & KEETON, L.L.P.